Exhibit 7

FF TOP HOLDING LLC

Faraday Future Intelligent Electric Inc.
c/o Faraday & Future
18455 S. Figueroa Street
Los Angeles, CA 90248
Attention: Board of Directors and Acting General Counsel
Email: Brian.Fritz@ff.com; sswenson88@gmail.com; scott@vogelpartners.com; rch0004@gmail.com; edwin.goh.wg07@gmail.com; jordan@benchmarkrealestate.com; briankrolicki@msn.com; Matthias.aydt@ff.com; bobqingyy@gmail.com; Carsten.breitfeld@ff.com

June 22, 2022

Via Email & Courier

RE: Notice of Removal of FF Top Designee

Reference is made to the Shareholder Agreement, dated July 21, 2021 (the “Shareholder Agreement”), by and between Faraday Future Intelligent Electric Inc. (the “Company”) and FF Top Holding LLC (“FF Top”).  Capitalized terms used herein but not otherwise defined shall have their respective meanings set forth in the Shareholder Agreement.

FF Top hereby exercises its right, pursuant to Section 2.1(c) of the Shareholder Agreement, to remove Mr. Brian Krolicki (an FF Top Designee) (the “Removed Person”) from the board of directors of the Company (the “Board”), with immediate effect. We will notify you of our nominee to fill the vacancy created by the removal of the Removed Person by subsequent notice no later than Friday, June 24, 2022.

FF Top also reminds the Company and the Removed Person that Section 2.1(c) of the Shareholder Agreement also requires the Company to “use its reasonable best efforts to take or cause to be taken, to the fullest extent permitted by Law, at any time and from time to time, all Necessary Actions to facilitate the removal of any of the FF Top Designees that FF Top intends to remove.”  Necessary Action includes but is not limited to the taking by the Company of the actions specified in clauses (i) though (vii) of the definition thereof.  Section 2.1(c) of the Shareholder Agreement states, among other things, that “[i]n the event that a vacancy is created at any time by the…removal…of any FF Top Designee or for any other reason, any individual nominated by or at the direction of the Board or the Nominating and Corporate Governance Committee to fill such vacancy shall be, and the Company shall use its reasonable best efforts to cause such vacancy to be filled, as soon as possible, by a new nominee of FF Top who qualifies as an FF Top Designee, and the Company shall use its reasonable best efforts to take or cause to be taken, to the fullest extent permitted by Law, at any time and from time to time, all Necessary Actions to accomplish the same.”

FF Top requires the Removed Person and the Company to acknowledge to FF Top in writing no later than 5 pm, New York time, on Thursday, June 23, 2022 that the Removed Person has been removed from the Board by virtue of this notice.  FF Top additionally requires that the Board promptly comply and cause the Company to promptly comply with all of their respective obligations, pursuant to the Shareholder Agreement and otherwise, in connection with this matter including by (i) disclosing the removal of the Removed Person under Item 5.02 of Form 8-K within four business days of the date hereof, (ii) promptly  appointing our replacement FF Top Designee to the Board upon receipt of our nomination thereof (and disclosing such appointment under Item 5.02 of Form 8-K within four business days of the date of such appointment) and (iii) promptly taking all further Necessary Action (as defined in the Shareholder Agreement) in connection with the subject matter of this notice.

Should the Company or the Removed Person fail to timely provide the acknowledgement referred to in the immediately preceding paragraph, or thereafter fail to timely take any of the other actions contemplated by the immediately preceding paragraph, FF Top will take further action to enforce its rights.

(Remainder of page intentionally left blank.)

Sincerely,

FF Top Holding LLC

By:	FF Peak Holding LLC, its sole member

	By:	Pacific Technology Holding LLC, its sole member

		By:	FF Global Partners LLC, its managing member

			By:	/s/ Jay Sheng
			Name:	Jay Sheng
			Title:	Head of Operation

cc:	Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Attention: Vijay S. Sekhon, Esq.
E-mail: vsekhon@sidley.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Robert W. Allen
E-mail: bob.allen@kirkland.com